Exhibit 99.1

THE BRICKMAN GROUP, LTD REPORTS SECOND QUARTER RESULTS.

Langhorne, PA—August 6, 2003—The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., announced EBITDA for the three months ended June 30, 2003 of $22.1 million. This represents an increase of $2.4 million over the second quarter of 2002. This increase was attributable to revenue growth of $13.4 million, and gross profit improvement of $3.3 million related to the volume increases, offset by an increase in administrative expenses of $1.2 million. At June 30, 2003, Brickman’s net debt was 3.9 times trailing twelve months EBITDA and 3.8 times EBITDA adjusted for non-recurring costs incurred in connection with the implementation of a new computer system and the December 2002 financing transaction. This compares to net debt of 4.2 times EBITDA and 4.0 times EBITDA adjusted for non-recurring costs at December 31, 2002. EBITDA is presented for informational purposes only and should not be considered a substitute for information presented in accordance with generally accepted accounting principles. Management believes that EBITDA is a meaningful measure of the Company’s earnings because of the significance of non-cash charges contained in the Company’s net income (loss).

Second quarter revenues were $105.9 million, an increase of $13.4 million, or 14.4% over the same period in 2002. This increase was driven by increases in landscape maintenance revenue of $11.2 million (13.1%), design/build revenue of $0.8 million (10.9%) and snow revenue of $1.4 million over a negligible amount in 2002. The increases in maintenance and design/build revenues were the result of a combination of new contract and design/build sales and the completion of work scheduled for the first quarter, but delayed until the second quarter by inclement weather. The growth in snow removal services was the result of late snowfalls in several markets. Margins declined compared to 2002 as continuing wet weather in many markets presented production and scheduling challenges. General and administrative expenses increased over 2002 by $1.2 million, or 7.9%; however excluding non-recurring costs of $.213 million in the first quarter and $.013 million in the second quarter, general and administrative costs increased $1.9 million, or 13.2%, slightly less than the increase in revenue.

Brickman’s net income in the second quarter of 2003, $5.2 million, was $4.3 million less than 2002’s income of $9.5 million. Gross profit increased $3.3 million, or 10.2%, for the reasons noted above. General and administrative expenses were up $1.2 million, amortization expense was up $5.3 million, and interest expense was up $3.8 million. Amortization was up as a result of the December 2002 financing transaction which was accounted for as a business combination. The excess of the purchase price over the fair value of net tangible assets acquired was allocated largely to customer contracts and relationships with an average life of approximately 6 years. Prior to the December 2002 transaction, amortization of goodwill resulting from the 1998 transaction had been suspended in the first quarter of 2002 in accordance with FASB No. 142. Interest expense was also affected by the December 2002 financing transaction. Average debt outstanding in the second quarter of 2003 was $201.4 million compared to $101.5 million in the second quarter of 2002. Also, the weighted average rate of interest on outstanding debt in the second quarter of 2003 was 9.9% compared to 4.8% in the second quarter of 2002.

Brickman’s EBITDA for the six months ended June 30, 2003 was $25.8 million, an increase of $6.0 million over the first half of 2002. This increase was attributable to revenue growth of $41.1 million, and gross profit improvement of $8.6 million related to the volume increases, offset by an increase in administrative expenses of $3.4 million

First half revenues were $181.3 million, an increase of $41.1 million, or 29.3% over the same period in 2002. This increase was driven by an increase of $31.2 million in snow removal revenue and increases in landscape maintenance revenue of $9.8 million (8.3%), and design/build revenue of $0.1 million (1.3%). The increase in snow removal revenue was the result of greater snowfalls in many of Brickman’s seasonal markets in 2003, combined with increased penetration of this service offering with existing and new maintenance customers. The increases in maintenance and design/build revenues were the result of new contract and design/build sales. Margins declined compared to 2002 primarily as a result of the shift in the mix of services toward the more sub-contractor intense snow removal service offering and secondarily as continuing wet weather through the spring in many markets presented production and scheduling challenges. General and administrative expenses in the half increased over 2002 by $3.4 million, or 12.4%; however excluding non-recurring costs, general and administrative costs increased $3.9 million, or 14.8%.

Brickman’s net loss in the first half of 2003, $0.4 million, was $8.0 million off of 2002’s income of $7.6 million. Gross profit increased $8.6 million, or 19.9%, for the reasons noted above. General and administrative expenses were up $3.4 million, amortization expense was up $10.7 million, and interest expense was up $7.6 million. Amortization was up as a result of the December 2002 financing transaction as described above. Interest expense increased as a result of the December 2002 financing transaction. Average debt outstanding in the first half of 2003 was $201.9 million compared to $101.8 million in the first half of 2002. Also, the weighted average rate of interest on outstanding debt in the first half of 2003 was 9.9% compared to 5.1% in the first half of 2002.

For the twelve months ended June 30, 2003 the Company generated revenue of $333.1 million, operating profit of $29.5 million, net income of $8.6 million, EBITDA of $52.2 million, and EBITDA before non-recurring costs of $53.9 million.

A reconciliation of net income to EBITDA and adjusted EBITDA reported above follows (in millions):

	Predecessor	Successor	Pro Forma Combined
	Three months ended June 30, 2002	Three months ended June 30, 2003	Twelve Months ended June 30, 2003
Net income	$9.5	$5.2	$8.6
Interest	1.3	5.1	13.0
Income taxes	6.2	3.5	7.9
Depreciation	2.2	2.5	9.4
Amortization	0.5	5.8	13.3

EBITDA	19.7	22.1	52.2
Non-recurring costs	0.7	—	1.7

Adjusted EBITDA	$20.4	$22.1	$53.9

	Predecessor	Successor
	Six months ended June 30, 2002	Six months ended June 30, 2003
Net income(loss)	$7.6	$(0.4)
Interest	2.5	10.1
Income taxes	4.7	(0.3)
Depreciation	4.1	4.9
Amortization	1.0	11.6

EBITDA	19.9	25.9
Non-recurring costs	0.7	0.2

Adjusted EBITDA	$20.6	$26.1

The Company’s working capital at June 30, 2003 was $16.0 million compared to a working capital deficit of $1.2 million at June 30, 2002 and working capital of $12.1 million at December 31, 2002. The most significant increases in net working capital over the prior year were 1) an increase in accounts receivable related to the increase in revenue and a slight increase in the aging of receivables, and 2) a reduction in current maturities of long-term debt related to the December 2002 financing transaction. There was $4.0 million outstanding on the Company’s $30 million revolving credit facility at June 30, 2003. Cash flow from operations for the second quarter of 2003 was an outflow of $5.1 million, a decrease of $4.1 million compared to the second quarter of 2002. The variance was attributable to the semi-annual payment of interest on June 15 on the subordinated note. Capital expenditures for the first half were $8.2 million compared to $10.5 million in the first half of 2002, including $1.4 million related to the implementation of a new computer system.

Brickman will host a conference call to discuss the second quarter results on August 7, 2003 at 1:00 PM [EST]. The call may be accessed by dialing (800) 592-3872. The call will be recorded with replay accessible from August 7, 2003 through August 14, 2003 by dialing (800) 558-5253, passcode 21156749.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services. The twelve month results reported in this press release include results of Brickman’s operations both before and after the fourth quarter financing transaction.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheet

(in thousands)

	Predecessor	Successor
	June 30, 2002	December 31, 2002	June 30, 2003
Current assets	$45,185	$48,654	$57,975
Property & equipment	28,172	26,188	29,560
Other assets	1,528	9,774	9,789
Intangibles and Goodwill	152,602	153,481	142,342

Total Assets	$227,487	$238,097	$239,666

Current liabilities, less current maturities	$30,289	$31,105	$36,558
Current maturities of long-term debt	16,155	5,409	5,415

Current Liabilities	46,444	36,514	41,973
Long-term debt	83,107	195,434	193,524
Other liabilities	3,278	3,018	1,472

Total Liabilities	132,829	234,966	236,969
Mandatorily Redeemable Preferred Stock	117,903	—	—
Shareholders’ Equity (Deficit)	(23,245)	3,131	2,697

Total Liabilities and Shareholders’ Equity (Deficit)	$227,487	$238,097	$239,666

The Brickman Group, Ltd.

Condensed Consolidated Operating Information

(in thousands)

	Predecessor	Successor	Pro Forma Combined
	Three months ended June 30, 2002	Three months ended June 30, 2003	Twelve months ended June 30, 2003
Service revenues	$92,542	$105,902	$333,089
Gross profit	32,608	35,940	103,171
Income from operations	16,973	13,767	29,526
Net income	9,509	5,175	8,582
Net income (loss) related to common shareholders	$6,084	5,175	1,826

	Predecessor	Successor
	Six months ended June 30, 2002	Six months ended June 30, 2003
Service revenues	$140,187	$181,319
Gross profit	43,196	51,780
Income from operations	14,803	9,322
Net income (loss)	7,586	(434)
Net income (loss) related to common shareholders	$871	(434)